EXHIBIT 21.1

SUBSIDIARIES OF PORTSMOUTH SQUARE, INC.

Name	Jurisdiction of Organization
Justice Mezzanine Company, LLC	Delaware
Justice Senior Pledgor, LLC	Delaware
Justice Operating Company, LLC	Delaware
Kearny Street Beverage Company, LLC	California